                                                                    Exhibit 10.4

                        EXECUTIVE EMPLOYMENT AGREEMENT

     This Executive Employment Agreement ("Agreement"), including the attached Exhibits A and B, is entered into between Braun Technology Group, Inc., an Illinois business corporation having offices at 30 West Monroe Street, Suite 300, Chicago, Illinois 60603 ("Employer" or "Company"), and Thomas J. Duvall, an individual currently residing at 1439 West Lill Avenue, Chicago, Illinois 60614-2018 ("Executive"), to be effective as of November 1, 1998 (the "Effective Date").

     WHEREAS, Employer is desirous of employing Executive pursuant to the terms and conditions and for the consideration set forth in this Agreement, and Executive is desirous of entering the employ of Employer pursuant to such terms and conditions and for such consideration;

     NOW, THEREFORE, for and in consideration of the mutual promises, covenants, and obligations contained herein, Employer and Executive agree as follows:

ARTICLE 1: EMPLOYMENT AND DUTIES:

     1.1 Employer agrees to employ Executive, and Executive agrees to be employed by Employer, beginning as of the Effective Date and continuing until the date set forth on Exhibit A (the "Term"), subject to the terms and conditions of this Agreement.

     1.2   Executive shall be employed in the positions set forth on Exhibit A.

     1.3 Executive shall, during the period of Executive's employment by Employer, devote substantially his full business time, energy, and best efforts to the business and affairs of Employer, subject to reasonable vacation and sick leave and reasonable charitable and civic activities for Executive. Subject to the foregoing, Executive may not knowingly engage, directly or indirectly, in any other business, investment, or activity that materially interferes with Employee's performance of Employee's duties hereunder, is materially contrary to the interests of Employer, or requires any material portion of Employee's business time.

     1.4 In connection with Executive's employment by Employer, Employer will provide Executive access to confidential information pertaining to the business and services of Employer as is appropriate for Executive's employment responsibilities. Employer also shall provide to Executive the opportunity to develop business relationships pertaining to the business and services of Employer that are appropriate for Executive's employment responsibilities.

     1.5 Executive acknowledges and agrees that, at all times during the employment relationship, Executive owes fiduciary duties to Employer, including but not limited to the fiduciary duties of the highest loyalty, fidelity and allegiance to act at all times in the best interests of the Employer. A violation or threatened violation of this provision may be enjoined by the courts. Subject to Section 5.7, the rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     1.6 It is agreed that any direct or indirect interest in, connection with, or benefit from any outside activities, particularly commercial activities, which interest might in any way adversely affect Employer or any of its affiliates, involves a possible conflict of interest. In keeping with Executive's fiduciary duties to Employer, Executive agrees that during the employment relationship Executive shall not knowingly become involved in a material conflict of interest with Employer or its affiliates, or upon discovery thereof, knowingly allow such a conflict to

                        EXECUTIVE EMPLOYMENT AGREEMENT
                                  Page 1 of 8
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continue beyond such period of time as is reasonably required under the circumstances. Moreover, Executive agrees that Executive shall disclose to Employer's Chairman of the Board any material facts, which involve such a material conflict of interest that has not been approved by Employer's Chairman of the Board. A violation or threatened violation of this prohibition may be enjoined by the courts. Subject to Section 5.7, the rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     1.7 Executive and Employer each understand and acknowledge that the terms and conditions of this Agreement constitute confidential information, and each shall keep confidential the terms of this Agreement and shall not disclose this confidential information to anyone other than their respective attorneys and tax advisors, or as required or compelled by law or legal proceeding.

ARTICLE 2: COMPENSATION AND BENEFITS

     2.1 Executive's monthly base salary at all times during the Term shall be not less than the amount set forth under the heading "Monthly Base Salary" on Exhibit A, subject to increase at the sole discretion of the Employer, which shall be paid in installments in accordance with Employer's standard payroll practice. Any calculation to be made under this Agreement with respect to Executive's Monthly Base Salary shall be made using the then current Monthly Base Salary in effect at the time of the event for which such calculation is made. In addition, Executive shall be entitled to receive the Quarterly Bonus described on Exhibit A, and shall be entitled to participate during the Term in the Long Term Incentive Compensation Plans listed on Exhibit A.

     2.2 While employed by Employer (both during the Term and thereafter), Executive shall be allowed to participate, on the same basis generally as other senior executive employees of Employer, in all employee benefit plans and programs, including improvements or modifications of the same, which on the Effective Date or thereafter are made available by Employer to all or most of Employer's senior executive employees. In addition, Executive shall be entitled to participate in the specific benefit plans listed on Exhibit A. Executive shall not be entitled to participate in any benefit plans and programs not referenced herein. Notwithstanding anything to the contrary herein, upon termination of Executive's employment with Employer for any reason, Executive (or his heirs, administrators or legatees) shall be entitled to receive benefits accrued or payable with respect to Executive's service prior to such termination of employment according to the provisions of such benefit plans and programs.

     2.3 Employer shall not by reason of this Article 2 be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such employee benefit plan or program, so long as such actions are similarly applicable to covered employees generally. Moreover, except as specifically provided herein to the contrary, none of the benefits or arrangements described in this Article 2 shall be secured or funded in any way, and each shall instead constitute an unfunded and unsecured promise to pay money in the future exclusively from the general assets of Employer.

     2.4 Employer may withhold from any compensation, benefits, or amounts payable under this Agreement all federal, state, city, or other taxes as may be required pursuant to any law or governmental regulation or ruling.

                        EXECUTIVE EMPLOYMENT AGREEMENT
                                  Page 2 of 8
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ARTICLE 3: TERMINATION PRIOR TO EXPIRATION OF TERM AND EFFECTS OF SUCH
TERMINATION:

     3.1 Notwithstanding any other provisions of this Agreement, Employer shall have the right to terminate Executive's employment under this Agreement at any time prior to the expiration of the Term for any of the following reasons:

          a. For "cause" upon the good faith determination by the Employer's Board of Directors that "cause" exists for the termination of the employment relationship. As used in this Section 3.1.a, the term "cause" shall mean only
(i) Executive's material gross negligence or material willful misconduct in the performance of the duties and services required of Executive pursuant to this Agreement, (ii) Executive's final conviction of a felony, (iii) Executive's knowing involvement in a material conflict of interest as referenced in Section
1.6 which remains knowingly uncorrected beyond such period of time as may be reasonably required by the circumstances following written notice to Executive by Employer, or (iv) Executive's material breach of any material provision of this Agreement which remains knowingly uncorrected beyond such period of time as may be reasonably required by the circumstances following written notice to Executive by Employer of such breach. It is expressly acknowledged and agreed that the decision as to whether "cause" exists for termination of the employment relationship by Employer is delegated to the Board of Directors of Employer for good faith determination as to whether a reasonable basis for cause exists;

          b.  by reason of a notice of Involuntary Termination as described in
Section 4.1, or for any other reason whatsoever (other than a reason described in Subparagraphs 3.1.a, 3.1.c, or 3.1.d), including termination without cause, in the sole discretion of Employer, on ninety (90) days prior written notice to Executive;

          c.  upon Executive's death; or

          d. upon Permanent Disability of Executive. For purposes of this Agreement, the term "Permanent Disability" shall mean that the Optionee for a period of not less than ninety (90) consecutive days (a) is unable to perform the important duties of his own occupation on a full-time or part-time basis because of injury or sickness; (b) does not work at all; and (c) is under a Doctor's Care. For purposes of this definition, "Doctor's Care" means the regular and personal care of a doctor or physician (licensed to practice the healing arts and practicing within the scope of his or her license) that, under prevailing medical standards, is appropriate for the condition causing the disability.

The termination of Executive's employment by Employer prior to the expiration of the Term shall constitute a "Termination for Cause" if made pursuant to section 3.1.a; the effect of such termination is specified in Section 3.4. The termination of Executive's employment by Employer upon or prior to the expiration of the Term shall constitute an "Involuntary Termination" if made pursuant to Section 3.1.b, or as described in Section 4.1; the effect of such termination is specified in Section 3.5. The effect of the employment relationship being terminated pursuant to Section 3.1.c as a result of Executive's death is specified in Section 3.6. The effect of the employment relationship being terminated pursuant to Section 3.1.d as a result of the Executive's Permanent Disability is specified in Section 3.7.

     3.2 Executive shall have the right to terminate the employment relationship under this Agreement at any time upon or prior to the expiration of the Term of employment for any reason

                        EXECUTIVE EMPLOYMENT AGREEMENT
                                  Page 3 of 8
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whatsoever, in the sole discretion of Executive, on ninety (90) days prior written notice to Employer. The termination of Executive's employment upon or prior to the expiration of the Term shall constitute a "Voluntary Termination" if notice is made pursuant to this Section 3.2 or as described in Section 4.1; the effect of such termination is specified in Section 3.3.

     3.3 Upon a "Voluntary Termination" of the employment relationship by Executive upon or prior to expiration of the Term, all unaccrued future compensation to which Executive would otherwise have become entitled and all unaccrued future benefits for which Executive is eligible, with the exception of any and all statutory rights and benefits, shall cease and terminate as of the date of termination; provided, however, that Executive shall be entitled to payment for all accrued but unused vacation (subject to the carryover limitation), and pro rata salary and pro rata portion of the Quarterly Bonus through the date of such termination, plus the Payments upon Voluntary Termination as set forth in Exhibit A, but Executive shall not be entitled to any other bonuses or other compensation not yet accrued at the date of such termination. Employer and Executive acknowledge that as of the Effective Date of this Agreement, with exception of the Quarterly Bonus, none of Employer's cash compensation or bonus programs have an accrual feature.

     3.4 If Executive's employment hereunder shall be terminated by Employer for Cause prior to expiration of the Term, all unaccrued future compensation to which Executive would have otherwise have become entitled and all unaccrued future benefits for which Executive would have otherwise have become eligible, with the exception of any vested stock options and all statutory rights and benefits, shall cease and terminate as of the date of termination. Executive shall be entitled to payment for all accrued but unused vacation (subject to the carryover limitation), pro rata salary, and pro rata portion of the Quarterly Bonus through the date of such termination, but Executive shall not be entitled to any bonuses or other compensation not yet paid at the date of such termination.

     3.5 Upon an Involuntary Termination of the employment relationship by Employer upon or prior to expiration of the Term, (i) Executive shall be entitled to the elections and the Payments upon Involuntary Termination set forth on Exhibit A, and the entltlements provided to Executive under this Agreement, as Executive's sole and exclusive rights against Employer or its affiliates by reason of such Involuntary Termination, and (ii) Employer's sole and exclusive liability to Executive under this Agreement, in contract, tort, or otherwise, for any Involuntary Termination of the employment relationship shall be the elections and the Payments upon Involuntary Termination set forth on Exhibit A, and the entltlements provided to Executive under this Agreement. Executive covenants not to sue or lodge any formal claim, demand or cause of action against Employer for any sums for Involuntary Termination other than those sums referred to in this Section 3.5; provided that nothing in this Agreement shall preclude or in any way restrict Executive's right to pursue good faith claims, demands, or causes of action against Employer on bases other than those covered by Involuntary Termination. If Executive breaches this covenant, Employer shall be entitled to recover from Executive all sums actually and reasonably expended by Employer (including costs and attorneys' fees) in connection with such suit, formal claim, demand or cause of action.

     3.6 Upon termination of the employment relationship as a result of Executive's death, Executive's heirs, administrators, or legatees shall be entitled to Executive's payment for all of Executive's accrued but unused vacation (subject to the carryover limitation), and pro rata salary and pro rata portion of the Quarterly Bonus through the date of such termination.

                        EXECUTIVE EMPLOYMENT AGREEMENT
                                  Page 4 of 8
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     3.7   Upon termination of the employment relationship as a result of
Executive's Permanent Disability, Executive shall be entitled to payment for all of Executive's accrued but unused vacation (subject to the carryover limitation), and pro rata salary and pro rata portion of the Quarterly Bonus through the date of such termination.


     3.8 In all cases, the compensation and benefits payable to Executive under this Agreement upon termination of the employment relationship shall be offset against any amounts to which Executive is otherwise entitled under any and all severance plans and/or arrangements (not referred to in this Agreement)of Employer or its affiliates.


     3.9 Termination of the employment relationship does not terminate those obligations imposed by this Agreement which are continuing obligations.

ARTICLE 4: CONTINUATION OF TERM:

     4.1   Absent termination of this Agreement pursuant to Sections 3.1(a),
(c) or (d), the Term of this Agreement shall be automatically extended for a period of one (1) year, upon the same terms and conditions (including this sentence) as contained herein, unless either Employer gives written notice of Involuntary Termination or Executive gives written notice of Voluntary Termination to the other party not less than ninety (90) days prior to the last day of the Term. Multiple extensions of the Term may be made pursuant to this
Section 4.1 so long as there is no Involuntary Termination, Voluntary Termination, or other termination pursuant to Section 3.1(a), (c) or (d).

ARTICLE 5: MISCELLANEOUS:

     5.1 For purposes of this Agreement the terms "affiliates" or "affiliated" means an entity who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with Employer.

     5.2   For purposes of this Agreement the term "Change of Control" means
(i) the Company merges or consolidates with any other entity and is not the surviving entity (or survives only as the subsidiary of another entity), (ii) the Company sells all or substantially all of its assets to any other person or entity, (iii) the Company is dissolved, (iv) if any third person or entity (for this purpose the spouse or any member of the extended family of Steven J. Braun shall not be considered a third person) together with its affiliates or others knowingly and intentionally acting in concert, shall become, directly or indirectly, the beneficial owner of at least 51% of the Voting Stock of the Company, or (v) if, during such time as the Company has a class of Voting Stock registered under the Securities Exchange Act of 1934, the individuals who constituted the members of the Company's Board of Directors ("Incumbent Board") upon the effective date of such registration cease for any reason to constitute at least a majority thereof, provided that any person becoming a director whose election or nomination for election by Company shareholders was approved by a vote of at least eighty percent (80%) of the directors comprising the Incumbent Board (either by the specific vote or approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such a nomination) shall be, for purposes of this clause (v), considered as though such person were a member of the Incumbent Board. "Voting Stock" means all the outstanding shares of capital stock of Company entitled to vote generally in elections for directors, considered as one class; provided, however, that if Company has shares of Voting Stock entitled to more or less than one

                        EXECUTIVE EMPLOYMENT AGREEMENT
                                  Page 5 of 8
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vote for any such share, each reference to a proportion of shares of Voting
Stock shall be deemed to refer to such proportion of the votes entitled to be cast by such shares. A "Change in Control" will also be deemed to have occurred if, at any time during Executive's employment with the Company, Executive ceases to hold the position described on Schedule A or ceases to occupy a position reporting and subordinate only to the President/Chief Executive Officer.

     5.3 Employer and Executive each shall refrain, both during the employment relationship and after the employment relationship terminates, from publishing any oral or written statements about the other, any of their subsidiaries or affiliates, or any of such individuals' or entities' officers, employees, shareholders, agents or representatives, that are slanderous, libelous, or defamatory; or that constitute a misappropriation of the name or likeness of Executive or Employer, any of their subsidiaries or affiliates, or any of such individual's or entities' or their officers, employees, shareholders, agents, or representatives. A violation or threatened violation of this prohibition may be enjoined by the courts. Subject to Section 5.7, the rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law.

     5.4 For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

     If to Employer, to:                  With a copy to:

        Braun Technology Group, Inc.         Braun Technology Group, Inc.
        Attn.: Mr. Steven J. Braun           Attn.: General Counsel
        30 West Monroe, Suite 300            30 West Monroe, Suite 300
        Chicago, Illinois 60603-2402         Chicago, Illinois 60603-2402

     If to Executive, to:                 With a copy to:

        Thomas J. Duvall                     Mr. Terrence W. Stein
        1439 West Lill Avenue                Freeborn & Peters
        Chicago, Illinois 60614-2018         311 South Wacker Drive, Suite 3000
                                             Chicago, Illinois 60606-6677

Either Employer or Executive may furnish a change of address to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

     5.5 This Agreement shall be governed in all respects by the laws of the State of Illinois, excluding any conflict-of-law rule or principle that might refer the construction of the Agreement to the laws of another State or country.

     5.6 No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     5.7 Except as otherwise specifically provided in Section 1.5, Section 1.6, Section 5.3, or the Agreement Regarding Confidentiality and Non-Competition (referenced in Section 5.12 hereinbelow), if a dispute arises out of or related to this Agreement or the Agreement Regarding Confidentiality and Non-Competition, and if the dispute cannot be settled through direct

                        EXECUTIVE EMPLOYMENT AGREEMENT
                                  Page 6 of 8
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discussions, then Employer and Executive agree to first endeavor to settle the dispute in an amicable manner by mediation, before having recourse to any other remedy, proceeding or forum.

     5.8 During the term of this Agreement, each of the Employer and Executive will be a resident of the greater Chicago metropolitan area. Employer's principal place of business is in Chicago, Cook County, Illinois. This Agreement shall be performed in Chicago, Illinois. Any litigation that may be brought by either Employer or Executive involving the enforcement of this Agreement or the rights, duties, or obligations of this Agreement, shall be brought exclusively in the State or federal courts sitting in Chicago, Cook County, Illinois.

     5.9 It is a desire and intent of the parties that the terms, provisions, covenants and remedies contained in this Agreement shall be enforceable to the fullest extent permitted by law. If any such term, provision, covenants, or remedy of this Agreement or the application thereof to any person, association, or entity or circumstances shall, to any extent, be construed to be invalid or unenforceable in whole or in part, then such term, provision, covenant, or remedy shall be construed in a manner so as to permit its enforceability under the applicable law to the fullest extent permitted by law. In any case, the remaining provisions of this Agreement or the application thereof to any person, association, or entity or circumstances other than those to which they have been held invalid or unenforceable, shall remain in full force and effect.

     5.10 This Agreement shall be binding upon and inure to the benefit of Employer and any other person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Employer by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Executive's rights and obligations under Agreement hereof are personal and such rights, benefits, and obligations of Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of Employer. Employer shall not assign this Agreement without the prior written consent of Executive.

     5.11 This Agreement replaces and merges previous agreements and discussions pertaining to the following subject matters covered herein: the nature of Executive's employment relationship with Employer and the term and termination of such relationship. This Agreement constitutes the entire agreement of the parties with regard to such subject matters, and contains all of the covenants, promises, representations, warranties, and agreements between the parties with respect to such subject matters; provided that Executive shall also reasonably comply with all reasonable policies and procedures of Employer as clearly established from time to time, provided that such policies and procedures are not inconsistent with this Agreement or any other written agreement between Executive and Employer. Each party to this Agreement acknowledges that no representation, inducement, promise, or agreement, oral or written, has been made by either party with respect to such subject matters, which is not embodied herein, and that no agreement, statement, or promise relating to the employment of Executive by Employer that is not contained in this Agreement shall be valid or binding. Any modification of this Agreement will be effective only if it is in writing and signed by each party whose rights hereunder are affected thereby, provided that any such modification must be authorized or approved by the Board of Directors of Employer.

                        EXECUTIVE EMPLOYMENT AGREEMENT
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     5.12  Executive agrees to be bound by the terms of that certain Agreement
Regarding Confidentiality and Non-Competition, by and between Employer and Executive, a copy of which is attached hereto and incorporated herein by reference as Exhibit B.

     IN WITNESS WHEREOF, Employer and Executive have duly executed this Agreement in multiple originals.

BRAUN TECHNOLOGY GROUP, INC.


   /s/ Steven J. Braun                /s/ Thomas J. Duvall
By:______________________________     ____________________________________
   STEVEN J. BRAUN, President         THOMAS J. DUVALL

                        EXECUTIVE EMPLOYMENT AGREEMENT
                                  Page 8 of 8
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                                 EXHIBIT A TO
                         EXECUTIVE EMPLOYMENT AGREEMENT
                      BETWEEN BRAUN TECHNOLOGY GROUP, INC.
                              AND THOMAS J. DUVALL

Executive Name:          Thomas J. Duvall

Term: From Effective Date through October 31, 2003 or if later, the last date of any extension made pursuant to
                         Section 4.1.

Position:                Executive Vice President and Chief Operating Officer.

                         Executive shall (a) be nominated for a seat on Company's board of directors at such time as said board is expanded to more than two (2) directors, but in no event later than the adoption of any plan of initial public offering; and (b) be selected as the Chief Operating Officer and President of the Company not later than November 1, 2001.

Location:                Chicago, Illinois

Reporting Relationship:  reporting and subordinate to only the President / CEO

Monthly Base Salary:     $25,000.00 per month

                         Monthly Base Salary shall increase by the greater of five percent (5%) or the CPI increase during the previous calendar year, annually, such increases effective beginning January 1999.

Quarterly Bonus:         A Quarterly Bonus of $15,000.00 per calendar quarter,
                         payable on the last business day of the month following the end of the calendar quarter. The Quarterly Bonus shall increase by the greater of five percent (5%) or the CPI increase during the previous calendar year, annually, such increases effective beginning January
                         1999. The Quarterly Bonus shall be prorated for the period from the Effective Date through December 31, 1998.

Long Term Incentive
Compensation Plans:      A.  Eligibility to participate in the 1998 Employee
                         Long Term Stock Investment Plan; and

                         B. An Incentive Stock Option Grant under the 1998 Executive Long Term Stock Investment Plan for 333,330 common shares, under the following terms, all as particularly described (or to be described) in the grant agreement and plan:

                           (i) exercisable (vesting) 10% on November 8, 1998, and an additional 10% on January 1 of each year thereafter, beginning January 1, 1999, until fully vested, the option for all shares to be exercisable until and through October 31, 2008, unless earlier terminated as provided herein;

                           (ii)  having an exercise price of $3.00 per share;

                                 EXHIBIT A TO
                        EXECUTIVE EMPLOYMENT AGREEMENT

                           (iii) in the event of Executive's "Termination for
                                 Cause", the unvested portion of the option immediately terminates;

                           (iv)  in the event of Executive's "Voluntary
                                 Termination" prior to the earlier of (a) the time that Employer completes its initial public offering of common shares, or (b) November 1, 1999, the unexercised portion of the option immediately terminates;

                           (v)   in the event of Executive's "Voluntary
                                 Termination" at or subsequent to the earlier of
                                 (a) the time that Employer completes its initial public offering of common shares, or
                                 (b) November 1, 1999, the unvested portion of the option immediately terminates;

                           (vi)  in the event Executive's employment is
                                 terminated by Employer in a situation other than "Termination for Cause", or in the event of a Change in Control:

                                 (a) the unvested portion of the option
                                     immediately vests to the extent
                                     proportionate to the time Executive has
                                     been employed by Employer (Example: If at the time of termination, Executive has been employed by Employer for six (6) calendar quarters, an additional six (6) quarterly portions of the option (a quarterly portion reflecting approximately 8,333 shares) would immediately vest; and

                                 (b) within ninety (90) days of such a
                                     termination or Change of Control, Executive may elect to sell to Employer, within twenty-four (24) months following such election, a portion or all common shares of stock of the Company acquired by exercising the option, at the sales price of $6.00 per share, such aggregate sales price being payable in annual installments (with interest accruing at the prime rate following the date of the election), in as short a period of time as possible and the maximum annual installment being not greater than $480,000.00

                           (vii) The foregoing is a summary of the anticipated
                                 terms of the 1998 Executive Long Stock
                                 Investment Plan and grant agreement with Executive. Except with respect to terms expressly provided herein, the terms and conditions of said Plan and grant of option agreement shall be controlling.

Benefits:                Employer shall provide medical benefits under
                         Employer's medical plan to Executive.

                                 EXHIBIT A TO
                        EXECUTIVE EMPLOYMENT AGREEMENT

                         Executive is eligible to participate in the Employer sponsored 401(k) savings plan.

                         Executive shall be entitled to four (4) weeks of vacation, accrued on an annual basis at the rate of 1/12 of the entitlement per completed month of service, in accordance with Employer's policy. Said policy provides that the maximum accrual is 1.5 times the employee's current annual entitlement.

                         Employer shall pay on behalf of Executive reasonable downtown luncheon/athletic club dues during the Term, subject to approval, which approval shall not be unreasonably withheld.

                         Employer shall pay on behalf of Executive reasonable costs associated with continuing professional education during the Term, subject to approval, which approval shall not be unreasonably withheld.

                         Employer shall pay on behalf of Executive the reasonable monthly contract fee for downtown parking near the Employer's location, subject to approval, which approval shall not be unreasonably withheld.

                         Employer shall pay to or on behalf of Executive the premiums for a term life insurance policy, as such premiums become due and payable, providing for a death benefit of $1 million, from the Effective Date until the earlier of Executive attaining the age of 65 years or the termination of Executive's employment with Employer. (In the event Executive elects to use a whole life or other type of insurance policy, Employer shall be obligated to pay only the premium equal to the term life portion of such insurance.)

                         Employer shall pay on behalf of Executive (or reimburse to Executive) the value of airline upgrade certificates for Executive's use as a frequent flyer on airlines of Executive's choosing.

                         Employer shall pay the legal fees of Executive related to the negotiation and finalization of this Agreement, up to the sum of $13,000.00.

Payments upon
Voluntary Termination:   In the event of a Voluntary Termination of Executive's
                         employment, Executive shall be entitled to the following guaranteed payments in accordance with
                         Section 3.3:

                         A. In the event such termination occurs at or prior to the time that Employer completes its initial public offering of common shares ("IPO"), the sum of $20,000.00 for each full month during which Executive was an active full-time employee of Employer, and shall be payable in monthly installments of $20,000.00 each, less normal

                                 EXHIBIT A TO
                        EXECUTIVE EMPLOYMENT AGREEMENT
                         payroll withholdings, beginning on the last day of the month following the month of termination, until fully paid;

                         B. In the event Employer has not completed its IPO prior to November 1, 1999, and such termination occurs after November 1, 1999, but prior to completion of Employer's IPO, the aggregate sum of $240,000.00, payable at the rate of $20,000.00 per month, less normal payroll withholdings, for a period of twelve
                         (12) months, beginning on the last day of the month following the month of termination; or

                         C. In the event such termination occurs subsequent to the time that Employer completes its IPO, there shall be no guaranteed Payments upon Voluntary Termination.

Payments upon
Involuntary Termination: In the event of an Involuntary Termination of
                         Executive's employment pursuant to Section 3.1.b or as described in Section 4.1, within ninety (90) days of such a termination, Executive may elect to have a portion or all vested but unexercised options terminated by the Employer, and in such event, and only in such event, Executive shall receive "Special Severance Compensation" equal to the number of shares that could be acquired upon exercise of the options so terminated multiplied by $3.00, the product of such being payable in annual installments (with interest accruing at the prime rate following the date of the election), in as short a period of time as possible and the maximum annual installment being not greater than $240,000.00.

  IN WITNESS WHEREOF, Employer and Executive have duly executed this Exhibit A to Executive Employment Agreement between Braun Technology Group, Inc. and Thomas J. Duvall in multiple originals to be effective on the Effective Date.

BRAUN TECHNOLOGY GROUP, INC.


   /s/ Steven J. Braun                  /s/ Thomas J. Duvall
By:_____________________________        _____________________________
   STEVEN J. BRAUN, President           THOMAS J. DUVALL

                                 EXHIBIT A TO
                        EXECUTIVE EMPLOYMENT AGREEMENT

                                   EXHIBIT B
            AGREEMENT REGARDING CONFIDENTIALITY AND NON-COMPETITION

     This Agreement is by and between the employer, Braun Technology Group, Inc. (the "Firm"), and Thomas J. Duvall (the "Executive"). In consideration of the Firm's employment of Executive, the compensation paid for Executive's services in the course of such employment, and the training (internal and external, formal and informal) received by Executive in the course of such employment, Executive agrees as follows:

1.  CONFIDENTIALITY OF INFORMATION.

    A. In the course of performing his duties, Executive may have access to and/or receive legally protected confidential and proprietary information about the Firm, the Firm's employees, and the Firm's clients. Firm and Executive agree that such legally protected confidential and proprietary information is deemed to be Confidential Information ("Confidential Information"). Under appropriate circumstances, Confidential Information may include, without limitation, information about the Firm and the Firm's clients, such as earnings, acquisitions or other businesses, and changes in management which, if known to the public, might affect the decision of a reasonable investor to buy, sell, or hold securities issued by the Firm or the Firm's client. Under appropriate circumstances, Confidential Information may also include, without limitation, information disclosed by the Firm's clients which is not in the public domain; and information relative to the Firm's business plans, client lists, financial and billing information, marketing strategies, personnel information, proprietary methodologies, proprietary software, research, development and/or design projects as well as data relating to them, systems for project management and application development, proposal formats, and working papers.

    B. Executive will not knowingly, directly or indirectly, disclose any Confidential Information of the Firm, its subsidiaries, employees, affiliates, or clients to any person, firm, corporation, or other entity, during and at all times after the expiration of the term of this Agreement; provided, however, that nothing in this Agreement shall prohibit Executive from communicating, disclosing or using information as required or permitted under law.

    C. Executive will use due care and take all reasonable precautions to prevent disclosure, use or transfer of any Confidential Information in violation of this Agreement, and will deliver to the Firm all Confidential Information and any other client or Firm-owned material in his possession whenever the Firm shall so request, or in the event of the termination of Executive's employment. Upon termination of Employee's employment by Employer, for any reason, Employee promptly shall deliver the same, and all copies thereof, to Employer.

    D. In the event Executive must disclose Confidential Information to third parties during the normal course of business, such disclosure shall be permitted, provided that Executive, where appropriate, makes those persons aware of the confidential nature of the information which is being divulged.

    E. Executive will not remove from Firm's or any client's premises any documents, files, records, computer programs, software, correspondence, notes or other papers (including copies, electronic and otherwise) belonging to the Firm, its clients, or its employees, except as his employment with the Firm shall require. In such cases, Executive will promptly return such items and any copies within his/her possession or control to the Firm upon request or upon termination of the Executive's employment.

    F. Notwithstanding the preceding provisions of Paragraph 1, the obligations of Executive regarding Confidential Information shall not apply to:

       (1) information which, at the time of disclosure, use or transfer, was published, known publicly, or otherwise in the public domain;

       (2) information which, after disclosure, use or transfer, is published, becomes known publicly, or otherwise becomes part of the public domain through no fault of the Executive;

       (3) information which, prior to the time of disclosure, use or transfer, is known to Executive as evidenced by his written records;

       (4) information which is subsequently independently developed by Executive without recourse to Confidential Information and without Executive having violated any of his obligations under the Agreement; and

       (5) information, which, after disclosure, use or transfer, is made available to Executive in good faith by a third party under no obligation of confidentiality.

            Agreement Regarding Confidentiality and Non-Competition

2. PATENT/INVENTION. If, during Executive's employment by Employer, Executive creates any original work of authorship fixed in any tangible medium of expression which is the subject mater of copyright (such as videotapes, written presentations on acquisitions, computer programs, drawings, maps, architectural renditions, models, manuals, brochures, or the like) and which relates principally to Employer's business, products, or services, whether such work is created solely by Executive or jointly with others (whether during business hours or otherwise and whether on Employer's premises or otherwise), Employer shall be deemed the author of such work if the work is prepared by Executive in the scope of his employment; or if the work is prepared by Executive within the scope of his employment but is specially ordered by Employer as a contribution to a collective work, as a part of a motion picture or other audio-visual work, as a translation, as a supplementary work, as a compilation, or as an instructional text, then the work shall be considered to be work made for hire and Employer shall be the author of the work. Both during the period of Executive's employment by Employer and thereafter, Executive reasonably shall assist (without any cost to Executive) Employer and its nominee, at any time, in the protection of Employer's worldwide right, title, and interest in and to information, ideas, concepts, improvements, discoveries, and inventions, and its copyrighted works, including without limitation, the execution of all formal assignment documents requested by Employer or its nominee and the execution of all lawful oaths and applications for applications for patents and registration of copyright in the United States and foreign countries.

3. NON-COMPETITION. During the term of employment and for a period of one (1) year after the termination of employment, Executive agrees that he will not knowingly provide services for current clients of the Firm to whom he was first introduced during such term of employment as a result of the nature of his work in his practice area of the Firm. A current client is defined as a company that the Firm has provided services or products to within the one (1) year period prior to the date of termination of Executive's employment.

4. SOLICITATION. As part of the consideration for the compensation and benefits to be paid to Executive thereunder, in keeping with Executive's duties as a fiduciary, and in order to protect Employer's interest in the trade secrets of Employer, and as an additional incentive for Employer to enter into this Agreement, Executive agrees that Executive will not, directly or indirectly, for Executive for others, knowingly induce any employee of Employer or any of its affiliates to terminate his or her employment with Employer or its affiliates, or knowingly hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with Employer. The obligations in this Section shall extend throughout the Term of this Agreement and for a period of one (1) year after the termination of the employment relationship between Employer and Executive. Executive acknowledges that money damages would not be sufficient remedy for any breach of this Section by Executive, and Employer shall be entitled to specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach, but shall be in addition to all remedies available at law or in equity to Employer, including, without limitation, the recovery of damages from Executive and his agents involved in such breach.

5. PROFESSIONAL CONDUCT. Executive shall at all times conduct himself in a professional manner.

6. ENFORCEABILITY. A violation or threatened violation of the provisions of this Agreement may be enjoined by the courts. The rights afforded under this provision are in addition to any and all rights and remedies otherwise afforded by law. If any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in effect.

7. CONSTRUCTION. The terms of this Agreement may not be modified orally and may only be modified by a written instrument executed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws of the state of Illinois, and shall be performed in Cook County, Illinois.

8. SURVIVAL. The provisions of Sections 1 through 7 hereinabove shall survive the termination of Executive's employment with the Firm.

9. DUPLICATE ORIGINALS. This Agreement has been executed in duplicate originals.

BRUAN TECHNOLOGY GROUP, INC.             "EXECUTIVE"

   /s/ Steven J. Braun                   /s/ Thomas J. Duvall
By:______________________________        __________________________________
   STEVEN J. BRAUN, President            THOMAS J. DUVALL

            Agreement Regarding Confidentiality and Non-Competition
                                  Page 2 of 2